Exhibit 99.1

321 SOUTH BOSTON AVENUE, SUITE 1000

TULSA, OKLAHOMA 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES SECOND AMENDMENT TO SENIOR SECURED CREDIT AGREEMENT

TULSA, OK — (BUSINESS WIRE) — November 21, 2018 — Midstates Petroleum Company, Inc. (“Midstates” or the “Company”) (NYSE: MPO) today announced that the Company has amended its Senior Secured Credit Agreement effective November 16, 2018.  This amendment improves the Company’s financial flexibility by removing certain restrictions for cash payments pertaining to share repurchases and dividends.  The amendment imposes a minimum liquidity requirement of $50 million and states that the Company’s total net indebtedness to EBITDA ratio for the most recent four fiscal quarters must not exceed 1.50:1.00 in order to make cash distributions to shareholders or to effectuate any share repurchases.

David Sambrooks, President and Chief Executive Officer commented, “As we communicated in our third quarter release, given Midstates’ strong financial position and forecasted significant free cash flow generation, we have been evaluating ways to return capital to shareholders through a possible share tender, share repurchase program or cash dividends. To this end, we are very pleased with this amendment to our senior secured credit facility as it is a necessary first step to allow Midstates additional flexibility to  return  capital to shareholders. Our Management team and our recently modified Board are currently evaluating various options to create value for our shareholders and are energized about Midstates’ future.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact, including statements regarding the Company’s strategy, future operations, and financial position are considered forward-looking statements. Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all.  Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These factors include, but are not limited to variations in the market demand for, and prices of, oil and natural gas; the adequacy of the Company’s capital resources and liquidity; general economic and business conditions; risks related to the concentration of the Company’s operations; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. The Company’s operations are currently focused on oilfields in the Mississippian Lime play in Oklahoma.

*********

Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-4614

Jason.McGlynn@midstatespetroleum.com